For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

Claimsnet Names Gary Austin as President

Dallas, Texas – March 16, 2007 — Claimsnet.com (OTCBB: CLAI.OB), a leading provider of Internet-based ASP electronic claim processing solutions for the healthcare payer industry, announced today that Mr. Gary Austin has been appointed to the position of President, in addition to his position as Chief Operating Officer. Don Crosbie continues as Chairman and Chief Executive Officer, and Gary will report directly to Don Crosbie in this expanded role in the company.

Gary Austin brings more than 25 years management experience in the healthcare, insurance and financial services industries. He has extensive experience managing in the fast-paced environment of technology, turnaround and start-up situations.

Prior to joining Claimsnet 3 years ago, Gary served as the President and Chief Operating Officer of Gold Lake Technologies Corporation, a document management services firm.

Gary previously served as the Senior Vice President and Chief Operating Officer of GTESS Corporation, a health claim processing service provider. During Gary’s tenure, GTESS accomplished revenue growth of more than 1200%. Gary was also responsible for developing and implementing compliance standards for HIPAA.

Prior positions include President and Chief Operating Officer of Peerless Group, Product Planning Manager of Electronic Data Systems, Support Manager and Hospital Systems Consultant for Shared Medical Systems.

“Gary brought to Claimsnet a highly successful track record in the healthcare and technology marketplace,” said Don Crosbie, Chief Executive Officer of Claimsnet. “During the past three years at Claimsnet, he has continued this record of achievement. This additional position adds sales to Gary’s responsibilities, while allowing me to focus on other areas of growth for the company in addition to the organic growth we are experiencing.”

“I am very pleased to have this opportunity to add to the growth of Claimsnet going forward,” commented Gary Austin. “The opportunity for the company within the healthcare payer marketplace has been demonstrated with more than 50 new clients over the past few years and I look forward to the continuing success of Claimsnet.”

About Claimsnet.com — Claimsnet is a leading provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company’s web site at http://www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company’s competitors, dependence on business partners and distribution channels, and continued use of the Internet. Further information on the Company’s risk factors is contained in the Company’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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